UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2025 (June 24, 2025)

TORRID HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40571	84-3517567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18501 East San Jose Avenue

City of Industry, California 91748

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (626) 667-1002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	CURV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Secondary Offering

On June 24, 2025, Torrid Holdings Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with certain stockholders of the Company listed in Schedule B thereto (the “Selling Stockholders”) and BofA Securities, Inc., Jefferies LLC and William Blair & Company, L.L.C. as representatives of the several underwriters listed in Schedule A thereto (the “Underwriters”), relating to the offer and sale (the “Offering”) by the Selling Stockholders of 10,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a public offering price of $3.50 per share. Pursuant to the Underwriting Agreement, the Selling Stockholders have granted the Underwriters an option to purchase up to an additional 1,500,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions.

The Company did not sell any securities in the Offering and will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. The Offering closed on June 26, 2025.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities and to contribute to payments the Underwriters may be required to make in the event of any such liabilities.

The sale of the Common Stock by the Selling Stockholders was made pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-277148) filed with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on March 1, 2024, and the prospectus supplement dated June 24, 2025, filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and incorporated into this Item 8.01 by reference.

Kirkland & Ellis LLP has issued an opinion, dated June 26, 2025, regarding certain legal matters with respect to the Offering, a copy of which is filed as Exhibit 5.1 hereto.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations, or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act.

Stock Repurchase

As previously announced, on June 23, 2025, the Company entered into an agreement (“Stock Repurchase Agreement”) with Sycamore Partners Torrid, L.L.C. (the “Seller”) to purchase $20 million of shares of Common Stock from the Seller in a private transaction at a price per share equal to the per share price at which the underwriters of the Offering purchased the shares of Common Stock in the Offering (the “Concurrent Repurchase”). The Concurrent Repurchase was approved by the Company’s board of directors acting on the recommendation of the audit committee. The Concurrent Repurchase closed on June 26, 2025. The repurchased shares are being held as treasury stock.

The foregoing description of the Stock Repurchase Agreement does not purport to be complete and is subject to and is qualified in its entirety by reference to the Stock Repurchase Agreement, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 24, 2025, and incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 24, 2025, by and among the Company, Lisa M. Harper, BofA Securities, Inc., Jefferies LLC and William Blair & Company, L.L.C.

5.1	Opinion of Kirkland & Ellis LLP, relating to the Offering.

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRID HOLDINGS INC.

By:	/s/ Bridgett C. Zeterberg
Name:	Bridgett C. Zeterberg
Title:	Chief Human Resources Officer, Chief Legal Officer and Corporate Secretary

Date: June 26, 2025

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